Exhibit 10.2

SUPPLEMENTAL

EXECUTIVE

BENEFITS

Original Document Effective as of December 31, 2008

Amended and Restated as of April 1, 2015

INTRODUCTION

This document outlines the supplemental benefits for eligible executive employees of affiliates of Community Health Systems, Inc. (the “Company”), including the hospital companies that are consolidated with the Company. Benefits are provided by the entity that employs the particular eligible executive (the “Employer”), provided, however, certain benefits are provided through group plans sponsored by Employer/Community Health Systems, Inc.

Plan benefit categories are based upon your position with an affiliate of the Company. The following benefit categories are referenced throughout this summary:

Executive	Corporate Vice Presidents (includes Vice President (Officer) (elected by the Board of Directors of the Company) and Vice President (Non-Officer)) and Above

Group l	Corporate Management Grades 7-10 (Sr. Directors/Directors/Assistant Directors)
Facility Chief Executive Officers

Group 2	Corporate Management Grades 4-6 (Managers/Assistant Managers/Supervisors)
Facility Chief Financial Officers
Facility Chief Nursing Officers
Facility Chief Operating Officers
Facility Assistant Chief Executive Officers
Facility Assistant Chief Financial Officers
Facility Assistant Chief Nursing Officers
Facility Administrators/Assistant Administrators

Benefit category determination is the exclusive right of the Employer at its sole discretion.

As used in this document, “Cause” means gross neglect of duties, which gross neglect continues more than 30 days after receiving written notice from the chief executive officer of the Company, its board of directors, or other officers of the Company or Employer of the actions or inactions constituting gross neglect; insubordination; intentional misconduct or deliberate disruption of the workplace and working environment; conviction of a felony; dishonesty, embezzlement, theft, or fraud committed in connection with employment resulting in substantial financial harm to the Company; the issuance of any final order for your removal as an employee or representative of the Company or Employer by any state or federal regulatory agency; and your material breach of any duty owed to the Company or Employer, including without limitation the duty of loyalty. “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

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SURVIVOR BENEFITS

Survivor benefits are life insurance proceeds intended to provide cash to your beneficiary(ies) in the event of your death. These Survivor Benefits are provided through group-term life insurance or a combination of group-term life insurance and individually-owned life insurance policies, as determined by the plan sponsor.

Amount of Benefit.

Executive	4X Base Salary

Group 1	3X Base Salary

Group 2	2X Base Salary

POST-TERMINATION BENEFITS

Post-termination benefits are generally designed to provide supplemental retirement benefits. Eligibility (dependant upon the design of the particular plan, as amended from time to time) may include (or have included in the past) one or more of the following:

•	the Employer/Community Health Systems, Inc. Deferred Compensation Plan (Corporate Vice President (Non-Officer) and above);

•	the Community Health Systems, Inc. Supplemental Executive Retirement Plan (Elected Officers (Vice President (Officer) and above));

•	matching contributions under the Community Health Systems, Inc. 401(k) Plan; and

•	any other qualified or non-qualified retirement plan of the Company or any affiliate.

You should refer to the underlying policies and/or plan documents relating to these benefits to learn more about eligibility and your right to post-termination benefits under these policies and plans.

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SEVERANCE BENEFITS

Payout upon Termination (Salary and Vacation Time).

In the event you are terminated from your employment by your Employer, without Cause, severance benefits of a multiple of your then base monthly salary will be paid to you based upon your position, as shown in the schedule below:

Benefits Category	Severance Multiple

CEO President (including Division Presidents)	24 months 24 months
Executive Vice President	24 months
Senior Vice President	12 months
Vice President (Officer)	12 months
President, Home Care	12 months
Vice President (Non-Officer)	9 months
Group 1 (Corp Grades 7-10 & Facility CEO)	6 months
Group 2 (Corp Grades 4-6 & Other Facility Key Hospital Management positions as defined on Addenum – Severance Benefits – Benefits Categories)	3 months

The vacation time payout for elected officers (Vice President (Officer) and above) (for whom no accruals are maintained) shall be based upon a reasonable estimate of the vacation time taken during the twelve month period preceding the date of termination.

Additional Payments (to be made no later than March 15th of the year following termination)

In addition, if your employment is terminated without Cause, you will receive an additional amount of severance pay determined as follows:

Elected Officers (Vice President (Officer) and Above): the Employer shall pay the terminated individual, at the same time that the Employer makes annual bonus payments under the 2004 Employee Performance Incentive Plan (or any replacement or successor plan providing for similar benefits, collectively the “Incentive Plan”) to other senior executives, a pro rata portion of the annual bonus that would have been paid to the terminated individual under the Incentive Plan in respect of the year in which the termination date occurred had the terminated individual remained employed through the applicable payment date under the Incentive Plan, calculated by multiplying such amount by a fraction, the numerator of which is the number of days in the year though the termination date and the denominator of which is 365.

Termination within First 12 Months of Employment

If your employment is terminated without Cause before completing 12 full months of employment, you will only receive one-half of the salary benefits provided for above and none of the bonus benefit. Severance payments will be in the form of a lump sum payment or salary continuation, as determined by Employer, and subject to withholdings and other deductions as described below.

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COBRA Payment Limitation

In addition to the severance benefits described above, terminated eligible executive employees who elect continuation health coverage under COBRA will be required to pay only the equivalent of the active employee premium for this coverage for a period of time equal to the time period applicable to such employee based on the above chart, subject to the eligibility provisions of COBRA coverage. The difference in the COBRA premium paid and the active employee premium will be reimbursed to the terminated eligible executive employee upon receipt of payment confirmation for the full monthly COBRA premium.

Release.

As a condition of providing any payments and/or benefits described above, you will be required to execute a comprehensive full and final release agreement satisfactory to the Company and substantially in the form attached as Attachment 1, as amended from time to time.

Stock Options.

The respective Plans and Stock Option Agreements under which they were granted govern any stock options and any capitalized terms used in this section. Generally, all vesting will cease on your date of termination of employment, without regard to the reason, provided, however, if you are terminated for Cause, all options are forfeited. If your employment is terminated without Cause, you will have an additional 90 days from the date of termination of employment to exercise your vested stock options.

Restricted Stock Awards.

The respective Plans and Restricted Stock Award Agreements under which they were granted govern any awards of restricted stock and any capitalized terms used in this section. Upon any termination by you, your restricted stock awards that have not already vested will be forfeited. Upon a termination by your employer that is without Cause, the award will not be forfeited. Subject to the following sentence, upon termination by your employer without Cause, or upon death or disability the award will accelerate and the restrictions will immediately lapse. Notwithstanding the foregoing, in the event the date of termination is prior to either (a) the first anniversary date of the award or (b) prior to the attainment of any performance objective required under any performance based restricted stock award, then the restrictions will not lapse until both (a) and (b), if applicable, have been attained, and if attained, then all restrictions on the entire award shall lapse.

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ADDENDUM

Severance Benefits – Benefits Categories

To follow are the job titles associated with the benefits categories as outlined on page 3 (Severance Benefits):

Benefits Category	Associated Job Title(s)
CEO	Chief Executive Officer

President	President & Chief Financial Officer
President & Chief Operating Officer
President & Chief Quality Officer
President, Division Operations

Executive VP	Executive Vice President & General Counsel
Executive Vice President, Administration

Senior VP	All Senior Vice President positions

Vice President (Officer)	Vice President positions classified as Officer level (i.e., elected by the Company Board of Directors)

President, Home Care	President, Home Care

Vice President (Non-Officer)	All Vice President positions classified as Non-Officer level (i.e., not elected by the Company Board of Directors)

Group 1	Corporate Grades 7-10 to include Senior Director/Director/Assistant Director level positions

Facility Chief Executive Officer

Group 2	Corporate Grades 4-6 to include Manager/Assistant Manager/Supervisor level positions

Facility Key Hospital Management positions to include: Chief Financial Officer, Chief Nursing Officer, Chief Operating Officer, Assistant Chief Executive Officer, Assistant Chief Financial Officer, Assistant Chief Nursing Officer, Administrator, Assistant Administrator

Attachment 1

RELEASE OF CLAIMS AGREEMENT

In consideration of the severance benefits to be paid by the legal entity that is the Employer (herein so called) of the undersigned Employee (herein so called)), Employer and the Employee agree and enter into this Release of Claims Agreement (“Agreement”) as follows:

1.        Termination of Employment.  The Employee acknowledges that the Employee’s employment with Employer is terminated on and as of date of termination specified at the end of this Agreement. The Employee further acknowledges that the Employee has no right of, nor will the Employee seek, recall, rehire, or reinstatement of employment with Employer, its parent companies, its subsidiaries, or its affiliates. The parties acknowledge that Employer is an indirect subsidiary of Community Health Systems, Inc. and that benefits inuring to Employer pursuant to this Agreement shall inure, as may be applicable, to Community Health Systems, Inc. and its subsidiaries and their respective affiliates, directors, officers, employees, and agents.

2.        Severance Pay.  Employer will pay the Employee severance pay in the gross amount of $            , based on      months of salary [and additional amount, if applicable], subject to withholding for income taxes and deductions for employment taxes, in accordance with the CHS/Community Health Systems, Inc. Supplemental Benefit Plan (“Plan”). Employer may offset from the payment of severance pay the cost of any Employer property that Employer has agreed to sell to the Employee.

3.        Medical Benefits.   Provided the Employee properly elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Employer agrees it will pay for the cost of such continuation coverage for the Employee (and, to the extent such coverage is provided by Employer at the time of termination, the Employee’s current eligible spouse and other current eligible dependents, if any), as provided below, under Employer’s group health plan in accordance with the provisions of such plan through the later of the date specified at the end of this Agreement or the date the Employee becomes eligible under a subsequent employer’s group health plan. However, the Employee shall pay the amount of monthly premium payment regularly paid by a then-current regular employee of Employer for such coverage, and Employer will pay only the difference between the COBRA premium payment and the portion of the premium paid by the Employee through the later of the date specified at the end of this Agreement or the date the Employee becomes covered under a subsequent employer’s group health plan.

4.        Consideration.   The Employee hereby acknowledges that the consideration for entering into this Agreement is the above-stated severance pay and benefits contained in Sections 2 and 3. The Employee further acknowledges that the Employee has been paid all monies owed to and/or earned by the Employee based upon the Employee’s employment with Employer, its parent companies, its subsidiaries, or affiliates, including but not limited to wages, bonuses, and vacation pay.

5.        Release.  The Employee, on the Employee’s own behalf and on behalf of the Employee’s heirs, executors, administrators, personal representatives, successors, assigns, agents, servants, and attorneys, whether past, present, or future (collectively, the “Releasing

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Parties”), releases and forever discharges Community Health Systems, Inc., its subsidiaries, and affiliates, and each of their respective successors, assigns, agents, servants, representatives, shareholders, owners, members, directors, officers, and employees, whether past, present, or future, including without limitation, Employer (collectively, the “Released Parties”), from any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that the Employee had, has, or may now have, whether known or unknown, whether vicarious, derivative, direct, or indirect (collectively, the “Released Claims”), including, but not limited to, (i) any claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Tennessee Human Rights Act, and any other federal, state or local laws, (ii) any claims for wrongful discharge or wrongful termination, defamation, breach of contract, breach of any implied duty or covenant of good faith and fair dealing, retaliation, infliction of emotional distress, or any other right or claim arising out of or related in any way to the Employee’s employment with Employer or any of its subsidiaries or affiliates and/or the termination of the Employee’s employment with Employer or any of its subsidiaries or affiliates, (iii) any claims for damages (actual, compensatory, punitive, or otherwise and however characterized), back wages, future wages, commission payments, bonuses, reinstatement, vacation leave or paid time off benefits (whether accrued, credited, and/or earned), past and future employee benefits (except to which there is vested entitlement by law), penalties, equitable relief, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to the Employee’s employment with Employer or any of its subsidiaries or affiliates and/or the termination of the Employee’s employment with Employer or any of its subsidiaries or affiliates; and (iv) any claims for attorneys’ fees, costs, or expenses; provided, however, that the foregoing Released Claims shall not include a claim for the payment or provision of the severance benefits as provided in Section 2 or the COBRA premium payments provided for in Section 3.

6.        Covenant Not to Sue and Indemnification.   The Employee hereby specifically covenants and agrees that the Employee shall not initiate, or cause to be initiated, a lawsuit against Employer or any of the other Released Parties in the future asserting any Released Claims. Except as prohibited by law, the Employee further agrees to indemnify Employer and all other Released Parties for (i) any sum of money that any of them may hereafter be compelled to pay the Employee or any other Releasing Parties, and (ii) any of Employer’s or other Released Parties’ legal fees, costs, and expenses associated therewith, on account of the Employee bringing or allowing to be brought on the Employee’s behalf any legal action based directly or indirectly upon the Released Claims.

7.        Consideration and Revocation Period.   The Employee has been advised by Employer of the Employee’s right to seek legal counsel. The Employee also acknowledges that the Employee has a period of up to 21 days in which to consider entering into this Agreement, and, as evidenced by the Employee’s signature here below, acknowledges that the Employee has had the opportunity to read and review this Agreement and seek legal advice and now, freely and voluntarily, without coercion, agrees to and understands the significance and consequences of its terms. The Employee further acknowledges that, following the date of execution of this Agreement, the Employee has a period of 7 days within which to revoke the Employee’s acceptance of the Agreement, in which case this Agreement shall be null and void, the Employee will be contractually obligated to repay any payments or other consideration paid to the Employee by Employer under this Agreement, and Employer will have a right of restitution, recoupment, and setoff to recover such payments. The Employee understands that, should the Employee not exercise the Employee’s right to revoke this Agreement within 7 days of the date of execution, this Agreement shall be held in full force and effect and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this Agreement (material or immaterial) will not start the 21-day period referenced above to run again or otherwise require a new 21-day period for consideration by the Employee.

8.        Nondisparagement.  The Employee agrees that the Employee shall refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of Employer or any of the other Released Parties. Such conduct shall include, but not be limited to, any negative statements made orally or in writing by the Employee about Employer or any of the other Released Parties.

9.        Confidentiality of the Agreement.  The Employee further agrees that all terms of this Agreement are to be kept confidential and that the Employee will not discuss or disclose the details or terms of this Agreement to any other individual, including but not limited to present or former employees of Employer or any of the other Released Parties, with the exception of the Employee’s attorney, spouse, accountant, or other tax adviser, provided such persons agree to maintain the confidentiality of this Agreement.

10.        Property and Confidential Information.  The Employee agrees that the Employee has returned, or promptly hereafter (but in no event later than three (3) days from the date of termination of employment) will return, to Employer any and all property of Employer or any of the other Released Parties including any and all originals and/or copies of business documents in whatever form including electronic form. The Employee represents that the Employee has taken no action to alter or destroy improperly any such property and agrees not to take any such action directly or indirectly in the future. The Employee further agrees that the Employee will not directly or indirectly disclose to anyone, or use for the Employee’s own benefit or the benefit of anyone other than Employer, any “confidential information” that the Employee has received through the Employee’s employment with Employer. Confidential information shall include, but not be limited to, Employer’s business plans and files; hospital management information; and any other related information of Employer or any of the other Released Parties. The Employee further agrees that, in the event it appears that the Employee will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, the Employee will notify Employer in writing immediately upon the Employee’s receipt of a subpoena or other legal process.

11.        No Admission of Liability.  The Employee agrees and acknowledges that this Agreement does not constitute any admission by Employer or any of the other Released Parties of any liability or of any violation of any federal or state laws or regulations prohibiting employment discrimination, retaliation, breach of contract, wrongful discharge, wrongful termination, or any other statutory or common law rights or provisions.

12.        References.  The Employee understands that Employer will provide in response to inquiries from prospective employers only the Employee’s dates of employment with Employer, job titles while employed by Employer, and final salary (with written authorization) while employed by Employer, and the Employee agrees to advise all prospective employers that any requests for information concerning employment with Employer should be directed only to the Human Resources Department in Franklin, Tennessee.

13.        Compliance Disclosure.  In connection with the termination of the Employee’s employment, and pursuant to the CHS Compliance Program and the Code of Conduct, the Employee hereby represents and warrants to Employer and the other Released Parties that the Employee has at all times during the Employee’s employment complied with the CHS Compliance Program and the Code of Conduct, and that the Employee has disclosed in writing to the CHS Corporate Compliance Officer any and all instances of known or suspected violations of laws, rules, regulations, or corporate policy by any of the Released Parties. Further, the Employee represents and warrants that the Employee has not brought and has no intention to bring any whistleblower or similar lawsuits (which terms shall include, but not be limited to, a qui tam action under the Federal False Claims Act or any similar laws), claims, or disclosures to any governmental agency that would subject any of the Released Parties to any liability as a result of any violations of any laws, rules, or regulations and that the Employee knows of no facts that would give rise to any such whistleblower or similar lawsuits, claims, or disclosures to any governmental agency. In the event the representations and warranties contained herein become inaccurate or untrue after the date hereof, the Employee agrees that the Employee will notify the CHS Corporate Compliance Officer, in writing, of the necessary corrections to make the representations and warranties accurate and true, prior to initiating any whistleblower or similar lawsuits, claims, or disclosures to any governmental agency. The Employee also agrees to indemnify against and hold Employer and the other Released Parties harmless from any loss, cost, damage, or penalty incurred by Employer or any other Released Parties as a result of any inaccuracy in or breach of the representations, warranties, or agreements contained herein.

14.         Intellectual Property.

(a)        “Intellectual Property” means any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, design, technique, know-how, trade secret, idea, or other intellectual property right whatsoever or any interest therein, whether or not patentable or registrable under copyright, trademark, or similar statutes or subject to analogous protection.

(b)        Employee represents that Employee has disclosed and described to Employer all Intellectual Property that Employee has solely or jointly conceived, created, discovered, developed, or reduced to practice during the period of Employee’s employment with Employer (i) that related at the time of conception, development, or reduction to practice to the Company’s business or actual or demonstrably anticipated research or development, (ii) that were developed, in whole or in part, on the Employer’s time or with the use of any of the Employer’s equipment, supplies, facilities, or confidential information, or (iii) that result from any work Employee performed for the Employer (“Company Intellectual Property”). All Company Intellectual Property and the benefits thereof are the exclusive property of Employer and its assigns, as works made for hire or otherwise. Employee hereby assigns to Employer all rights Employee has, may have, or may acquire in the Company Intellectual Property without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Employer.

(c)        Employee agrees to perform all acts deemed necessary or desirable by Employer to permit and assist it in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

(d)        In the event that Employer is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for or execute any patent, copyright, or other applications with respect to any Company Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably appoints Employer and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Employee.

15.         Miscellaneous Provisions.

(a)        This Agreement is executed and delivered within the State of Tennessee, and the rights, duties, and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Tennessee, except to the extent preempted by the Employee Retirement Income Security Act of 1974, and without the benefit of any rule of construction under which a contract may be construed against the drafter. Venue for any lawsuit arising out of or related to this Agreement will lie in Williamson County.

(b)        This writing together with the Plan represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith; it may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement.

(c)        Except as specifically provided above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

(d)        If any provision or part of any provision of this Agreement is deemed to be unenforceable in whole by any court of competent jurisdiction, except Section 5, then the parties agree that such provision shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable in part, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such

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provision as reformed by the court. Furthermore, if the release provided for under Section 5 of this Agreement is deemed to be void or otherwise unenforceable by any court of competent jurisdiction, then the Employee will be contractually obligated to repay immediately any severance payments and benefits paid to the Employee by Employer under this Agreement, and Employer will have a right of restitution, recoupment, and setoff against the Employee for the recovery of such payments and benefits.

Date of Termination:

EMPLOYER                                                      .:

By:
Name:
Title:

Benefit Payments Guaranteed by:
CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Name:
Title:

EMPLOYEE:

Employee’s Signature:

Employee’s Full Name:

Date Signed:

Witness’ Signature:

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